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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Arrow Electronics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $1.00 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  042735 10 0
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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---------------------                                          -----------------
CUSIP NO. 042735 10 0                 13G                      PAGE 2 of 4 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Chieftain Capital Management, Inc.
    13-3194313

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      -0-
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY         3,857,550
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON            -0-
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      3,857,550
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,857,550
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 pages

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ITEM 4.   Ownership

          Item 4 is hereby amended as set forth below:

          (a)   Amount Beneficially Owned: 3,857,550

          (b)   Percent of Class: 3.9%

          (c)   Number of shares as to which the filing person has:

                (i)   sole power to vote or to direct the vote:

                                       -0-

                (ii)  shared power to vote or to direct the vote:

                                    3,857,550

                (iii) sole power to dispose or to direct the disposition of:

                                       -0-

                (iv)  shared power to dispose or to direct the disposition of:

                                    3,857,550


ITEM 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February  5, 1998
                                        ---------------------------------------
                                                         Date

                                                  /s/ John M.Shapiro
                                        ---------------------------------------
                                                       Signature


                                           John M. Shapiro/Managing Director
                                        ---------------------------------------
                                                       Name/Title



                               Page 4 of 4 pages